Exhibit 5.1

July 2, 2007

Nutrition 21, Inc.
4 Manhattanville Road
Purchase, New York 10577

Re: Form S-3 Registration Statement

Gentlemen:

Ladies and Gentlemen:

Per your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 of Nutrition 21, Inc. a New York Corporation (the “Company”) to be filed with the Securities and Exchange Commission on July 2, 2007, including a prospectus (the “Prospectus”), as may be supplemented from time to time by one or more prospectus supplements, which provides for the registration by the Company of shares of its common stock, par value $0.005 per share (“Common Stock”).

The Common Stock is being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended. The Company is registering an aggregate amount of 15,000,000 shares of Common Stock. The Registration Statement provides that the Securities may be offered in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the Prospectus.

In connection with rendering this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”); the Company’s Amended and Restated Bylaws, as amended and restated (the “Bylaws”); and such other original instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that with respect to the Common Stock that may be offered under the Registration Statement (the “Offered Common Stock”), provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplements required by applicable laws have been delivered as required by such laws, (ii) the issuance of the Offered Common Stock is duly authorized by all necessary corporate action on the part of the Company, (iii) the issuance and sale of the Offered Common Stock does not violate any applicable law or the Certificate of Incorporation or Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and complies with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iv) the certificates for the Offered Common Stock are duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Offered Common Stock, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplements and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, in accordance with their terms, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof and any amendments thereto. This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purposes, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent.

Very truly yours,

/s/ Oscar D. Folger